Exhibit (d)(1)

INTERIM INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made as of this 30th day of June, 2010, by and between DBX Strategic Advisors LLC (formerly, XShares Advisors LLC) (“DBX” or the “Advisor”), a Delaware limited liability company with a principal place of business at 60 Wall Street, New York, New York 10005 and TDX Independence Funds, Inc., a Maryland corporation (the “Company”) with a principal place of business at 60 Wall Street, New York, New York 10005.

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares in one or more series;

WHEREAS, the Advisor previously rendered investment advisory services to each of the Funds listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time by mutual agreement (each, a “Fund,” and collectively, the “Funds”), under an Investment Advisory Agreement dated as of July 24, 2007 (the “Prior Agreement”);

WHEREAS, the Prior Agreement terminated on the date hereof pursuant to its terms, as a result of its assignment (as defined in the 1940 Act) by virtue of the acquisition (the “Transaction”) of all of the issued and outstanding membership interests in XShares Advisors LLC (“XShares”) by DB U.S. Financial Markets Holding Corporation, an indirect, wholly-owned subsidiary of Deutsche Bank AG;

WHEREAS, XShares has been rebranded DBX Strategic Advisors LLC upon the closing of the Transaction;

WHEREAS, the Board of Directors of the Company (the “Board” or the “Directors”) has also approved DBX as investment adviser to the Company pursuant to a new Investment Advisory Agreement by and between the Company and DBX (the “New Advisory Agreement”), effective upon the termination of this Agreement and approval of the New Advisory Agreement by the shareholders of the Funds;

WHEREAS, the Company desires to retain the Advisor to provide uninterrupted investment advisory services to each of the Funds in view of the termination of the Prior Agreement, and the Advisor is willing to perform these services on the terms and conditions set forth in this Agreement; and

WHEREAS, the Board has duly approved this Agreement pursuant to Rule 15a-4(b)(2) under the 1940 Act and, pursuant to this Agreement, the Advisor is retained to act as investment adviser to the Company.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. The Company and Funds

The Company is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act and the Securities Act of 1933 (the “Securities Act”), including the prospectuses forming a part thereof and statements of additional information relating to the Funds contained therein, and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Board. The Board is authorized to approve the issuance by the Company of unissued shares in any number of additional classes or series. The Company has delivered copies of the documents listed in this Section to the Advisor and will from time to time furnish the Advisor with any amendments thereof.

2. Appointment of the Advisor

The Company hereby appoints the Advisor, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Funds and, without limiting the generality of the foregoing, to provide the other services specified in Section 3 hereof.

The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided for or authorized in this Agreement or another writing by the Company and the Advisor, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

3. Duties and Obligations of the Advisor

  (a) The Advisor will manage the investment operations and composition of each Fund and render investment advice for each Fund. The Advisor will make decisions with respect to all purchases and sales of securities and other investment assets of the Funds. The services provided by the Advisor will include: (i) furnishing continuously an investment program for each Fund; (ii) managing the investment and reinvestment of each Fund’s assets; (iii) determining which investments will be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund will be held uninvested; (iv) making changes on behalf of the Company in the investments for each Fund; (v) vote proxies for the Company, file ownership reports under Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”) and take other actions on behalf of the Funds as a shareholder of the underlying securities contained in the Funds’ portfolios; and (vi) rendering reports to the Company’s officers and the Board concerning the Advisor’s discharge of the foregoing responsibilities. To carry out such duties and responsibilities, the Advisor is hereby authorized, as agent and attorney-in-fact for the Company, for the account of, at the risk of and in the name of the Funds, to place orders and issue instructions for the Funds. In all purchases, sales and other transactions in securities for the Funds, the Advisor is authorized to exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

  (b) The Advisor will report to the Board at each regular meeting thereof all material changes in the investments in the Funds since the prior report, and will also keep the Board informed of important developments affecting the Company, the Funds and the Advisor, and on its own initiative will furnish the Board from time to time with such information as the Advisor may believe appropriate, whether concerning the individual companies whose securities are held by the Funds, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Funds maintain investments. The Advisor will also furnish the Board with such statistical and analytical information with respect to securities in the Funds as the Advisor may believe appropriate or as the Board reasonably may request. The Advisor will discharge all of its duties and responsibilities under this Agreement subject to the supervision and control of the Board and will comply with the policies established from time to time by the Board as well as the limitations imposed by the Company’s Articles of Incorporation, By-Laws and Registration Statement under the 1940 Act and the Securities Act, the limitations in the 1940 Act and in the Internal Revenue Code of 1986, as amended, the Company’s compliance manual, the investment objectives, policies and restrictions of the Funds, and applicable laws and regulations.

  (c) The Advisor will from time to time employ or associate with such persons as the Advisor believes to be appropriate or necessary to assist in the execution of the Advisor’s duties hereunder; provided, however, that the employment of or sub-contracting with any such person will not relieve the Advisor of its responsibilities or liabilities hereunder; and provided further that the Advisor will not have the authority to subcontract advisory responsibilities without the consent of the Company. The cost of performance of such duties will be borne and paid by the Advisor.

  (d) The Advisor will maintain, or cause to be maintained records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Funds under the 1940 Act. The Advisor will prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Advisor pursuant to this Agreement required to be prepared and maintained by the Funds. The books and records pertaining to the Funds that are in the possession of the Advisor will be the property of the Company. The Company, or the Company’s authorized representatives, will have access to such books and records at all times during the Advisor’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records will be provided promptly by the Advisor to the Company or the Company’s authorized representatives.

  (e) The Advisor will provide, or arrange for the provision of, transfer agency, custody, fund administration and accounting and all other non-distribution related services necessary for the Funds’ operation, subject in each case to the approval of the Board. The Advisor will also provide supervisory personnel who will be responsible for supervising and monitoring the performance of the Company’s service providers in connection with their duties. Such personnel may be employees of the Advisor or employees of affiliates of the Advisor or of other organizations. The Advisor will also administer the Company’s business affairs, provides office facilities and equipment and certain clerical, bookkeeping and administrative services and will permit its officers and employees to serve without compensation as officers, directors or employees of the Company.

4. Delegation of Responsibilities

The Advisor may carry out any of its obligations or responsibilities under this Agreement by engaging, subject to supervision by the Advisor, one or more sub-advisers who are registered as investment advisers pursuant to the Advisers Act (“Sub-Advisor”). Each Sub-Advisor’s engagement will be evidenced by a separate written agreement approved by the Board and, if required under the 1940 Act, by the shareholders of the Funds (unless the Commission or its staff has given authorization or issued an interpretation or no-action letter dispensing with the requirement of shareholder approval). The Advisor will not be liable hereunder for any act or omission of any Sub-Advisor, except for failure to exercise good faith in the engagement of the Sub-Advisor and for failure to exercise appropriate supervision of such Sub-Advisor, and as may otherwise be agreed in writing. The Advisor will be solely responsible for compensating any Sub-Advisor for services rendered under any sub-advisory agreement. The Advisor may, from time to time and at any time, terminate any Sub-Advisor and reassume the responsibilities assigned to such Sub-Advisor with respect to the Funds or engage another Sub-Advisor without obtaining the approval of the shareholders of the Funds unless required by the federal securities laws.

5. Broker -Dealer Relationships

In connection with the purchase and sale of securities for the Funds, the Advisor is responsible for broker-dealer selection and negotiation of brokerage commission rates. The Advisor’s primary consideration in effecting a security transaction will be to obtain best price and execution. In selecting a broker-dealer to execute each particular transaction for the Funds the Advisor may take into consideration various factors including, but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; and the size and the difficulty in executing the order. Accordingly, the price to the Funds in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time to time determine, the Advisor will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused the Funds to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to the Funds and to other clients of the Advisor. The Advisor may delegate any of its duties and responsibilities as to the selection of broker-dealers to any Sub-Advisor appointed in accordance with the provisions of Section 4 of this Agreement.

6. Advisory Fees/Allocation of Expenses

  (a) For the services to be provided by the Advisor hereunder with respect to each Fund, the Company will pay to the Advisor a unitary advisory fee at the rate set forth on Schedule A attached hereto. Schedule A will be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 12(b) hereunder. All fees payable hereunder will be accrued daily.

  The compensation earned by and payable to the Advisor under this Agreement will be no greater than the compensation the Advisor would have received under the Prior Agreement and will be held in an interest-bearing escrow account with the Funds’ custodian or a bank. Upon approval of the New Advisory Agreement by the affirmative vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of each Fund during the term of this Agreement, the amount in the escrow account (including any interest earned) will be paid to the Advisor. If the New Advisory Agreement is not approved, the Advisor will be paid out of the escrow account, the lesser of: (a) any costs incurred by the Advisor in performing its obligations under this Agreement (plus interest earned on that amount while in escrow); or (b) the total amount in the escrow account (plus interest earned). All rights of compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement.

  In any case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month will be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee will be computed upon the average daily net assets of such Fund for the days during which it is in effect.

  (b) The Advisor will pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Advisor will be responsible for the compensation of officers or employees of the Company who are also officers or employees of the Advisor, except as may otherwise be determined by the Board. The Advisor agrees to pay all fees and expenses of any Sub-Advisor, and will pay, or cause a Sub-Advisor to pay, all fees and expenses of any other Sub-Advisor, the Transfer-Agent, the Administrator and Accounting Agent, and the Custodian engaged by the Advisor on behalf of the Company. The Company is responsible for the payment of all other expenses associated with its operation including, but not limited to, (i) brokerage and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions, (ii) taxes, (iii) interest on borrowings, (iv) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith, (v) compensation and expenses of the Directors of the Company who are not officers, directors, partners or employees of the Advisor, and Sub-Advisor, or their affiliates (the “Independent Directors”) as well as the cost of Directors’ Meetings, (vi) compensation and expenses of counsel to the Fund and counsel to the Independent Directors, (vii) if approved by the Board, compensation and expenses of the Company’s chief compliance officer and expenses associated with the Company’s compliance program, (viii) fees and expenses of the Company’s independent auditors, (ix) registration fees, expenses associated with compliance by the Fund with mandatory regulatory mandates including those relating to the development and distribution of its prospectus and shareholder reports, and extraordinary expenses, (x) distribution fees and expenses paid by the Company under any distribution plan adopted pursuant to Rule 12b-l under the 1940 Act, (xi) the cost of director and officer errors and omissions insurance coverage, (xii) the Funds’ pro-rata portion of dues, fees and charges of any trade associations of which the Company is a member, (xiii) certain out-of-pocket expenses, including, but not limited to cost of obtaining prices for security valuations (including manual broker quotes), Federal Reserve charges related to securities transactions, postage and insurance on physical transfer items, telecommunication charges, and proxy voting execution, advice and reporting etc.; and (xiv) the advisory fee payable to the Advisor hereunder. The payment or assumption by the Advisor of any expense of the Company that the Advisor is not required by this Agreement to pay or assume will not obligate the Advisor to pay or assume the same or any similar expense of the Company on any subsequent occasion.

7. Limitation of Liability Under the Company’s Articles of Incorporation

The Advisor acknowledges and agrees that, with respect to any potential claim it may have against officers or directors of the Company relating to the subject matter of this Agreement, such claim is subject to the limitation contained in the Company’s Articles of Incorporation relating to the liability of directors and officers of the Company to its stockholders for money damages.

8. Provision of Certain Information by the Advisor

The Advisor will promptly notify the Company in writing of the occurrence of any of the following events:

  (a) the Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

  (b) the Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, regulatory or administrative authority or body, or any self-regulatory body public board or body, involving the affairs of the Advisor or the Company;

  (c) it becomes ineligible to serve as an investment adviser to the Company, or any of its employees, officers or directors become ineligible to act in such capacity, pursuant to Section 9 of the 1940 Act, or other applicable law or regulation, and

  (d) the parent company of the Advisor or the portfolio manager of any Fund changes or the Advisor otherwise is subject to a change in corporate ownership that may constitute a “change of control” under the Advisers Act or the 1940 Act.

9. Limitation of Liability of the Advisor

Neither the Advisor nor its officers, directors, employees, agents, affiliated persons or controlling persons or their respective assigns will be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Funds or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement will be deemed to protect the Advisor against any liability to the Company, the Funds or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Company, any Fund or its shareholders.

10. Force Majeure

Notwithstanding any other provision of this Agreement, the Advisor will not be liable for any loss suffered by the Company, the Funds or its shareholders caused directly or indirectly by circumstances beyond the Advisor’s reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots, acts of terrorism or failures of communication or power supply. In the event of equipment breakdowns beyond its reasonable control, the Advisor will take reasonable steps to minimize service interruptions, but will have no liability with respect thereto.

11. Confidentiality

The Advisor will treat confidentially and as proprietary information of the Company all records and other information relative to the Funds and prior, present or potential shareholders, including Nonpublic Personal Information, as defined in Regulation S-P under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval will not be unreasonably withheld and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company or when otherwise permitted by the G-L-B Act. Nothing contained herein, however, will prohibit the Advisor from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Company.

12. Duration, Amendment and Termination

  (a) Duration. This Agreement will become effective with respect to each Fund on the date hereof. Unless terminated in accordance with this Section 12, this Agreement will remain in full force and effect until the earlier of: (i) the date on which the Funds’ shareholders approve the New Advisory Agreement by the affirmative vote of a “majority of outstanding voting securities” (as defined in the 1940 Act) of each Fund; or (ii) one-hundred fifty (150) days from the date hereof. In the event the New Advisory Agreement is not approved by a Fund’s shareholders, the Board will consider alternatives available to such Fund, including, without limitation, the Advisor continuing to serve as investment adviser to the Fund in a manner consistent with, and to the extent permitted by, the 1940 Act and the rules and regulations thereunder.

  (b) Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment will become effective until approved by a vote of the majority of the outstanding shares of the affected Funds. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board and the Advisor.

  (c) Termination. Notwithstanding paragraph (a) of this Section 12, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on not more than ten (10) calendar days’ written notice to the Advisor by (i) the Board; or (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement will immediately terminate in the event of its assignment. This Agreement may also be terminated immediately by the Company (by vote of the Board or by vote of a majority of the outstanding voting securities of a Fund) or the Advisor in the event that the other party (i) breaches a material term of this Agreement or (ii) commits a material violation of any governing law. As used in this Agreement, the terms “majority of the outstanding voting securities” and “assignment” will have the same meanings as such terms have in the 1940 Act.

13. Services Not Exclusive

The services of the Advisor to the Company hereunder are not to be deemed exclusive, and the Advisor will be free to render similar services to others (including other investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby. It is understood and agreed that officers or directors of the Advisor may serve as officers or directors of the Company and that officers or directors of the Company may serve as officers or directors of the Advisor, to the extent that such services may be permitted by law, and that the officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees on any other firm or trust, including other investment advisory companies.

14. Indemnification by the Advisor.

The Company will not be responsible for, and the Advisor will indemnify and hold the Company, the Funds and its directors, officers and agents harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Advisor or any of its officers, directors, employees or agents.

15. Indemnification by the Fund.

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Advisor or any of its officers, directors, employees or agents, the Company hereby agrees to indemnify and hold harmless the Advisor, its parent, affiliates and their respective officers, directors, employees and agents and controlling persons of each of them against any loss, liability, claim, damage or expense (including reasonable attorney’s fees and the reasonable cost and expense of investigating and defending any alleged loss, liability, claim, damage or expense) and whether such actions, suits or proceedings are brought at law or in equity or whether brought by a private party or a governmental entity, bureau, agency or instrumentality, of any kind, arising from (i) the advertising, solicitation, sale, purchase or pledge of securities, whether of the Company or other securities (ii) actions undertaken by the Funds or their officers, directors, employees or affiliates, (iii) resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Company or their officers, directors, employees or affiliates, (iv) arising out of or based upon this Agreement or by reason of its performance of services provided hereunder or, (v) (a) arising out of or based upon any Sub-Advisory agreement entered into by the Advisor pursuant to Section 4 hereof or (b) by reason of the performance of the Sub-Advisor of its services pursuant to any such Sub-Advisory agreement to the extent the Advisor has indemnified the Sub-Advisor pursuant to the terms of such Sub-Advisory Agreement. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein will constitute a waiver of limitation of any rights which a Fund may have and which may not be waived under any applicable federal or state securities laws.

16. Miscellaneous

(a) Notice. All notices required to be given pursuant to this Agreement will be delivered or mailed to the last known business address of the Company or the Advisor in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice will be deemed given on the date delivered or mailed in accordance with this section.

(b) Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement will be construed, insofar as is possible, as if such portion had never been contained herein.

(c) Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control.

(d) Execution By Counterpart. This Agreement may be executed in any number of counterparts, all of which together will constitute one agreement.

(e) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

TDX INDEPENDENCE FUNDS, INC.

By:	/s/ Hans Ephraimson
Name: Hans Ephraimson
Title: President

DBX STRATEGIC ADVISORS LLC
(Formerly, XSHARES ADVISORS LLC)

By:	/s/ Hans Ephraimson
Name: Hans Ephraimson
Title: Chief Executive Officer

By:	/s/ Martin Kremenstein
Name: Martin Kremenstein
Title: Chief Operating Officer

Schedule A

to the Interim Investment Advisory Agreement

Dated June 30, 2010 between TDX Independence Funds, Inc.

and

DBX Strategic Advisors LLC (formerly, XShares Advisors LLC)

Name of Fund	Fee
TDX Independence 2010 Exchange-Traded Fund	0.65%
TDX Independence 2020 Exchange-Traded Fund	0.65%
TDX Independence 2030 Exchange-Traded Fund	0.65%
TDX Independence 2040 Exchange-Traded Fund	0.65%
TDX Independence In-Target Exchange-Traded Fund	0.65%